Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-184760 on Form S-8 and Registration Statement No. 333-192105 on Form S-3 of our report dated October 20, 2014, relating to the consolidated financial statements of the TexStar Rich Gas System, a carve-out of TexStar Midstream Services, LP, as of and for the years ended December 31, 2013 and 2012 (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to the carve-out nature of the TexStar Rich Gas System consolidated financial statements, and audit of the T2 Joint Ventures by other auditors), appearing in this Amendment No. 1 to the Current Report on Form 8-K of Southcross Energy Partners, L.P.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

October 20, 2014